                                                        Exhibit 11

                        CLEAN HARBORS, INC. AND SUBSIDIARIES
                         COMPUTATION OF NET INCOME PER SHARE
                     FOR THE SECOND QUARTER ENDED JUNE 30, 1995
                                   (in thousands)

                                                   Three Months Ended      Six Months Ended
                                                        June 30,               June 30,
                                                   ------------------      -----------------
                                                     1995       1994         1995      1994
                                                   ------------------      -----------------
    Net income (loss)                                $203      $1,251       $(387)    $1,848
     Less preferred dividends accrued                 112         112         223        212
                                                    -----      ------       -----     ------
    Adjusted net income (loss)                       $ 91      $1,139       $(610)    $1,636
                                                    =====      ======       =====     ======
    Earnings per common and common
     equivalent share:

     Weighted average number of
        shares outstanding                          9,431       9,429       9,431      9,428

     Incremental shares for stock options
        under treasury stock method                    17         225          16        252
                                                    -----      ------       -----     ------
     Weighted average number of
        common and common equivalent
        shares outstanding                          9,448       9,654       9,447      9,680
                                                    =====      ======       =====     ======
     Net earnings (loss) per common and common
        equivalent share                             $.01        $.12       $(.06)      $.17
                                                    =====      ======       =====     ======

    Earnings per common and common
     equivalent share - assuming full
     dilution:

     Weighted average number of
        shares outstanding                          9,431       9,429       9,431      9,428

     Incremental shares for stock options
        under treasury stock method                    18         256          16        255
                                                    -----      ------       -----     ------
     Weighted average number of common
        and common equivalent shares outstanding -
        assuming full dilution                      9,449       9,685       9,447      9,683
                                                    =====      ======       =====     ======
     Net earnings (loss) per common and common
        equivalent share - assuming full
        dilution                                     $.01        $.12       $(.06)      $.17
                                                    =====      ======       =====     ======
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